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                                                                      EXHIBIT 23

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         This Agreement is made and entered into as of the 10th day of May, 1999 by and between GRADALL INDUSTRIES, INC., a Delaware corporation (the "Company") and JAMES C. CAHILL, (the "Executive")

         WITNESSETH THAT:

         WHEREAS, the Executive has been employed by the Company pursuant to the terms of an Employment Agreement between The Gradall Company and the Executive dated November 1, 1995 (the "Prior Employment Agreement"), and

         WHEREAS, the Company and the Executive desire to amend and restate the Prior Employment Agreement to provide for the continued employment of the Executive after the sale of the Company to JLG Industries, Inc.
("JLG") upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties hereto agree as follows:

         1. DUTIES. The Company hereby agrees to continue to employ the Executive in an executive capacity and the Executive hereby agrees to continue to serve the Company in that capacity in accordance with the terms and conditions set forth in this Agreement. The Executive shall devote his best efforts and skills, energy and attention to the business of the Company.

         2. TERM. Subject to prior termination as set forth in Section 7 hereof, the term of this Agreement shall be for a one year period, beginning on the date hereof, which term shall be automatically renewed for successive one year periods, until terminated pursuant to Section 7 hereof.

         3. COMPENSATION. The Company shall pay to the Executive as compensation for his services hereunder a base salary of $6,930.00 per month, or at the rate currently existing, whichever is higher. The salary provided for herein shall be subject to adjustment based on the annual reviews conducted by the Company. Effective on the date this Agreement becomes effective, base salary shall include an additional $12,360 per annum in lieu of the automobile allowance previously provided. In addition to the Executive's base salary, the Executive shall continue to participate in any incentive compensation plans established by the Company from time to time, provided that the Executive is eligible to participate in such plans pursuant to the terms
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thereof; provided that the amount payable to the Executive under existing
Company management incentive compensation plans for 1999 shall be payable on or before September 30, 1999 in an amount equal to 7/12 of the bonus that would be payable for calendar year 1999 assuming that the Company would have achieved 24% growth in earnings per share compared to 1998; and provided further that, effective as of August 1, 1999, the Executive shall participate in the management incentive compensation plans of JLG as approved by the JLG Compensation Committee from time to time, and shall no longer participate in existing Company management incentive compensation plans; and provided further that the Executive shall discontinue participation in the Company's stock based compensation plans and shall participate as approved by the JLG Compensation Committee from time to time in JLG's stock based compensation plans. The Company shall contribute for the account of the Executive $5,000 per year to the Supplemental Executive Retirement Plan ("SERP") maintained by the Company.

         4. EXPENSES. Subject to the Company's policies and procedures in effect from time to time, the Executive is authorized to incur reasonable expenses in connection with the business of the Company and the performance of his duties hereunder, including expenses for entertainment, travel and similar items. Subject to the Company's policies and procedures, in effect from time to time, the Company will reimburse the Executive for all such expenses upon the presentation by the Executive of an itemized account of such expenditures and any other documentation or substantiation of expenses which may be required for compliance with applicable state and federal tax laws.

         5. VACATIONS. The Executive shall be entitled to four weeks of vacation each year, during which time his compensation shall be paid in full.

         6. TERMINATION. This Agreement may be terminated in accordance with the following terms and conditions:

         (a) The Company may terminate this Agreement at any time, without cause, upon written notice to the Executive, provided that the Company shall continue to pay to the Executive all amounts he would otherwise receive under this Agreement for a period of 14 months from the effective date of such termination including, but not limited to, salary, incentive compensation, contributions to the SERP and continuation of coverage under life and medical insurance programs in which the Executive participated; provided, however, that to the extent that any benefit provided to the Executive prior to the date this Agreement becomes effective is, or is
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                  equivalent to, a Broad-Based Benefit, the benefit provided to the Executive shall reflect any generally applicable change to or reduction of such Broad-Based Benefit. The term, Broad-Based Benefit, shall mean any applicable benefit under any plan, program or arrangement that is provided or made available to employees generally and shall not include any benefit considered to be an "executive" benefit that is provided or made available only to upper-level management. The amount of incentive compensation payable to the Executive under this Section 6(a) shall be based on an annual amount that is no less than 40% of the Executive's base salary for the applicable year. Notwithstanding the above, the amount required to be paid by the Company pursuant to this Section 6(a) shall be reduced by any amounts paid to or for the Executive by any other company for which the Executive provides services during such period. The Executive's entitlements to welfare benefits (including but not limited to medical, disability, life insurance, travel and AD&D insurance benefits) under this Section 6(a) shall terminate immediately upon the Executive's becoming entitled to coverage of a similar nature under benefit plans of a subsequent employer, subject to the Executive's rights to continuation coverage under the Company's plans at his expense under COBRA.

         (b) The Company may terminate this Agreement upon written notice to the Executive and shall have no obligation to pay any amounts provided for under this Agreement if the Executive commits any act of fraud or dishonesty, is convicted of a felony or commits an act of gross negligence or willful misconduct which are injurious to the Company of its stockholders.

         7. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio.

         8. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement between the Company and the Executive with regard to the subject matter hereof and supersedes all other agreements, conditions or representations, oral or written, express or implied, including, without limitation, all prior employment agreements by and between the Company and the Executive.

         9. EFFECTIVENESS. This Agreement shall become effective only upon consummation of the merger contemplated by the Agreement and Plan of Merger among GRADALL INDUSTRIES, INC., JLG ACQUISITION CORP. and JLG INDUSTRIES, INC., dated May 10, 1999.

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Unless and until such merger is consummated, the Employment Agreement between the Company and the Executive dated as of November 1, 1995 shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above set forth.

                                                     GRADALL INDUSTRIES, INC.


                                            By:
                                                     Barry L. Phillips



                                                     James C. Cahill

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